UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 12, 2015

QCR Holdings, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-22208

Delaware	42-1397595
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

3551 Seventh Street
Moline, Illinois 61265
(Address of principal executive offices, including zip code)

(309) 743-7721
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2015, on the recommendation of its Nomination and Governance Committee, the board of directors (the “Board”) of QCR Holdings, Inc. (the “Company”) appointed George T. Ralph III as a Class III director to fill the vacancy created by the death of John D. Whitcher. The Board determined Mr. Ralph qualifies as an independent director under the NASDAQ listing standards. Mr. Ralph was also appointed to serve on the Company’s Compensation Committee, Audit Committee and the Risk Oversight Committee. As with other Class III directors, Mr. Ralph’s term will expire at the 2017 annual meeting of stockholders.

George T. Ralph III is the founder of GTR Realty Advisors, LLC, a commercial real estate company that specializes in development, redevelopment and finance.  He has served on the board of Rockford Bank & Trust, a wholly-owned banking subsidiary of the Company since 2009, as well as on other local non-profit boards.

Mr. Ralph graduated from Illinois State University with a Bachelor of Science, Accounting degree and is a Certified Public Accountant.

Mr. Ralph will be entitled to receive compensation for his service as a director consistent with the compensation paid to non-employee directors of the Company, as described in the Company’s proxy statement for the annual meeting of stockholders held on May 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QCR Holdings, Inc.

Dated: February 17, 2015	By:	/s/ Todd A. Gipple
Todd A. Gipple
Executive Vice President, Chief Operating Officer
and Chief Financial Officer